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                            [LETTERHEAD OF GOODWIN, PROCTER & HOAR]



                                December 14, 1995

Sullivan & Cromwell
125 Broad Street
New York, New York 10004


Re:  Acquisition by Smith Barney Muni Funds, on behalf of its
     Limited Term Portfolio, of Assets of Smith Barney Limited Maturity Municipals Fund, a series of Smith Barney Investment Trust

Ladies and Gentlemen:

     You have requested our opinion as special Massachusetts counsel to Smith Barney Muni Funds (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, on behalf of its Limited Term Portfolio (the "Acquiring Fund"), a series of the Trust, in connection with the transfer of all or substantially all of the assets of Smith Barney Limited Maturity Municipals Fund (the "Acquired Fund"), a series of Smith Barney Investment Trust, a business trust organized under the laws of the Commonwealth of Massachusetts, in exchange for shares of beneficial interest of the Acquiring Fund and the assumption by the Acquiring Fund of certain liabilities of the Acquired Fund, pursuant to an Agreement and Plan of Reorganization (the "Agreement") dated as of December 14, 1995 by and between the Trust, on behalf of the Acquiring Fund, and Smith Barney Investment Trust, on behalf of the Acquired Fund.

    In connection with this opinion, we have examined:

    1.    the Agreement;

    2. the Declaration of Trust of the Trust, dated April 23, 1986, as amended to date, certified by an Assistant Secretary of the Trust (the Declaration of Trust");

    3. the By-laws of the Trust, as amended to date, certified by the Assistant Secretary of the Trust;















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    4.    a certificate as of a recent date of the Secretary of State of the
          Commonwealth of Massachusetts as to the good standing of the Trust and the authority of the Trust to exercise in the Commonwealth all of the powers recited in the Declaration of Trust and to transact business in the Commonwealth; and

    5. a certificate of an Assistant Secretary of the Trust as to, among other things, the issuance of shares of beneficial interest of the Trust and actions of the trustees of the Trust relating to the adoption and approval of the Agreement.

    As to matters of fact underlying the opinions expressed herein, we have relied exclusively upon certificates of certain public officials and officers of the Trust and upon the representations and warranties of the Trust contained in the Agreement. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

   We have made such examination of Massachusetts law as in our judgment is necessary and appropriate for the purposes of this opinion. Members of this firm are admitted to practice in the Commonwealth of Massachusetts and certain other jurisdictions; however, we render no opinion herein with respect to the laws of any jurisdiction other than the Commonwealth of Massachusetts. Nothing contained herein shall be deemed to be an opinion as to any law other than the laws of the Commonwealth of Massachusetts

    As indicated below, the Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders of a business trust may, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust provides, however, that if a shareholder, as such, of the Trust is made a party to any suit or proceeding to enforce any personal liability, the Trust shall indemnify and hold each such shareholder harmless from and against all claims and liabilities to which such shareholders may become subject by reason of his being or having been a shareholder. Thus, the risk of a shareholder incurring financial loss on account of shareholder's liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.





























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    Anything in this opinion to the contrary notwithstanding, we render or imply no opinion with respect to compliance with any applicable securities or anti-fraud statutes, rules, regulations or other similar laws of any state (including Massachusetts) or the United States of America. In rendering the opinion herein, we assume that there will be no material changes in the facts and conditions on which we base such opinions between the date hereof and the time of issuance of the shares of beneficial interest of the Trust representing interest in the Acquiring Fund (the "Shares") pursuant to the Agreement.

     Based upon and subject to the foregoing, we are of the opinion that all necessary Trust action precedent to the issuance of the Shares pursuant to the Agreement has been duly taken. We are further of the opinion that the Shares when issued in accordance with the terms of the Agreement will be validly issued, fully paid and nonassessable by the Trust.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement of the Trust on Form N-14 pursuant to which the Shares are to be registered under the Securities Act of 1933, as amended. This opinion is issued to, and may be relied upon only by, you in rendering your opinion in connection with the registration of the Shares and this opinion may not be used by any other person or for any other purpose without our prior written consent.


                         Very truly yours,


                         /s/ Goodwin Procter & Hoar
                         GOODWIN, PROCTER & HOAR